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                                                                EXHIBIT 99.26(n)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------

The Board of Directors and Stockholder of
Minnesota Life Insurance Company and
Policy Owners of Minnesota Life Variable Universal Life Account:

We consent to the use of our report dated March 6, 2013, with respect to the consolidated financial statements and supplementary schedules of Minnesota Life Insurance Company and subsidiaries (the Company) and our report dated April 10, 2013 on the financial statements of Minnesota Life Variable Universal Life Account included herein and to the reference to our firm as experts under the heading "FINANCIAL STATEMENTS" in Part B of the Registration Statement.

                                               (signed) KPMG LLP

Minneapolis, MN
April 24, 2013